Exhibit 4.6

 AGREEMENT

THIS AGREEMENT (this “Agreement”) is dated as of August 15, 2016, by and between Catasys, Inc., a Delaware corporation with offices located at 11601 Wilshire Blvd., Suite 1100, Los Angeles, California 90025 (the “Company”), and Acuitas Group Holdings, LLC (“Acuitas”).

(1)

As of August 15, 2016, Acuitas holds (i) certain demand senior promissory notes that have been issued by the Company to Acuitas in the period commencing on March 30, 2016 and ending on August 15, 2016 (the “Issuance Period”), in the aggregate principal amount of $2,755,000 and the aggregate interest amount of $57,697.67 in principal and interest (the “Notes”); and (ii) warrants to purchase up to 2,028,029 shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), at an exercise price of $0.33 per share, issued by the Company to Acuitas in connection with the issuances of the Notes (the “Warrants”), as set forth on Schedule I attached hereto.

(2)

The Company and Acuitas desire to enter into this Agreement, pursuant to which the Company shall exchange as of the date hereof the Notes and the Warrants for an aggregate of $2,812,796.67 short-term senior promissory notes (the “Exchanged Notes”), in the form substantially attached hereto as Exhibit A, and for five-year warrants to purchase an aggregate of 2,993,561 shares of the Company’s Common Stock, at an exercise price of $1.10 per share (the “Exchanged Warrants”), in the form substantially attached hereto as Exhibit B, as set forth on Schedule I attached hereto.

IN WITNESS WHEREOF, Acuitas and the Company have caused this Agreement to be duly executed as of the date first written above.

COMPANY: CATASYS, INC.

By:	/s/ Susan Etzel
	Name:	Susan Etzel
	Title:	Chief Financial Officer

ACUITAS: ACUITAS GROUP HOLDINGS, LLC, INC.

By:	/s/ Terren S. Peizer
	Name:	Terren S. Peizer
	Title:	Managing Director

1

Schedule I

	Notes		Warrants
	Original Issuance Date	Amount	Number of Shares underlying of Warrants	Original Issuance Date	Current Exercise Price	Expiration Date

1.	03/30/16	$900,000	640,909	03/30/16	$0.33	03/30/21
2.	04/27/16	$400,000	284,848	04/27/16	$0.33	04/27/21
3.	05/24/16	$405,000	306,818	05/24/16	$0.33	05/24/21
4.	06/02/16	$230,000	174,242	06/02/16	$0.33	06/02/21
5.	06/22/16	$250,000	189,394	06/22/16	$0.33	06/22/21
6.	07/05/16	$420,000	318,182	07/05/16	$0.33	07/05/21
7.	07/21/16	$150,000	113,636	07/21/16	$0.33	07/21/21
8.
9.
10.
11.
12.
13.
Total:		$2,755,000	2,028,029

Exhibit A

Form of Exchanged Notes

$2,812,796.67

Issue Date: August 15, 2016

For value received, Catasys, Inc., a Delaware corporation (“Borrower”), hereby promises to pay to the order of ACUITAS GROUP HOLDINGS, LLC, or its successors or assigns (“Holder”), located at 11601 Wilshire Blvd, Suite 1100, Los Angeles, CA 90025, the principal sum of $2,812,796.67 (the “Principal Amount”),  plus interest at the applicable Interest Rate (as defined in paragraph 2 hereof) on the unpaid Principal Amount hereof, pursuant to the terms of this Senior Promissory Note (the “Note”).

1.

Maturity Date. This Note shall be repaid in full on or before the four (4) month anniversary of the Issue Date (such date, the “Maturity Date”). The outstanding Principal Amount of the Note, including all accrued (and theretofore unpaid) interest shall be due and payable on the Maturity Date.

2.

Interest Rate. Interest on the unpaid Principal Amount of this Note shall accrue on the outstanding Principal Amount thereof from the Issue Date at a per annum interest rate equal to 8.0% (the “Interest Rate”), but in no event more than the maximum interest rate permitted by applicable law. Interest shall be payable on the last business day of each full calendar month following the Issue Date. Interest on the Note shall be computed on the basis of a 365-day year. Notwithstanding anything to the contrary, in the event the Principal Amount and all interest accrued thereon has not been paid to Holder in full on the Maturity Date, the then-outstanding Principal Amount shall thereafter bear interest at the default rate of ten percent (10%) per annum.

3.

Payments. Any payment on this Note shall be made by wire transfer of immediately available funds to an account designated by the Holder or by check sent to the Holder’s address set forth in the records of the Borrower or to such other address as the Holder may designate for such purpose from time to time by written notice to the Borrower, in such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts. All payments shall be applied first to any applicable fees and expenses owed to Holder under this Note, if any, then to accrued and unpaid interest and thereafter to outstanding principal.

4.	Prepayment.

(a)

Optional Prepayment: Borrower may, without premium or penalty, at any time and from time to time, upon ten (10) days’ prior written notice to holder, prepay all or a part of the outstanding unpaid Principal Amount, together with accrued but unpaid interest thereon computed to the date of prepayment.

(b)

Mandatory Prepayment: In the event of a closing by the Borrower of the sale of Borrower’s securities in a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $10,000,000 of gross proceeds to the Borrower, the Borrower shall, within ten (10) days of the closing of such transaction, prepay the entire outstanding unpaid Principal Amount, together with accrued but unpaid interest thereon computed to the date of prepayment.

5.

Representations and Warranties. Borrower makes the following representations, warranties and agreements in favor of Holder, which representations and warranties shall survive the execution of this Note and shall remain true, accurate and in full force and effect until all obligations of Borrower under this Note have been satisfied and paid in full:

(a)

Borrower is a duly organized and validly existing corporation and in good standing under the laws of the State of Delaware, and has the power and authority to enter into and perform its obligations under this Note; and

(b)	Borrower has duly executed and delivered this Note, and this Note is a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

6.

Covenants. Borrower covenants and agrees that, on and after the date hereof, and until the unpaid principal amount of this Note and all accrued but unpaid interest thereon and any other obligations of Borrower hereunder are paid and performed in full and satisfied, Borrower shall comply with each of the following covenants, unless compliance therewith shall have been waived in writing by Holder:

(a)	Borrower will pay when due all its payment obligations hereunder, in the manner and at the time and place specified in this Note or otherwise by Holder in writing;

(b)	Borrower will not without the prior written consent of Holder guarantee any obligations other than in the ordinary course of business.

(c)

Borrower shall not pay any cash dividends or make any other distributions (other than distributions in the form of common stock made pro rata to all common stockholders) while this Note remains unpaid; and

(d)

Borrower shall not repay any indebtedness of the Borrower to any party, including other Notes, but excluding repayment to any affiliate of the Borrower (as defined in Rule 405 under the Securities Act of 1933, as amended), unless this Note is contemporaneously paid in full. For the avoidance of doubt, the conversion of outstanding affiliated debt☒ into equity, or the extension of the term thereof, or the exchange thereof for indebtedness on substantially the same terms as this Note, with a principal amount equal to the principal amount of such outstanding debt plus accrued and unpaid interest shall not be considered a repayment hereunder.

7.	Events of Default. The following shall constitute Events of Default:

(a)	Failure by Borrower to pay the principal of or accrued interest on this Note within five (5) business days following the date when due.

(b)

The insolvency of the Borrower, the commission of any act of bankruptcy by the Borrower, the execution by the Borrower of a general assignment for the benefit of creditors, the filing by or against the Borrower of any petition in bankruptcy or any petition for relief under the provisions of the federal bankruptcy act or any other state or federal law for the relief of Borrower and the continuation of such petition without dismissal for a period of thirty (30) days or more, the appointment of a receiver or trustee to take possession of any property or assets of the Borrower or the attachment of or execution against any property or assets of the Borrower.

(c)

Any representation or warranty made by the Borrower in this Note or the Subscription Agreement will be false in any material respect when so made or the Borrower defaults in the due observance or performance of any term, covenant or agreement of the Borrower contained in this Note or the Subscription Agreement.

(d)

The Borrower or any subsidiary shall default in any of its respective obligations under any other note or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement of Borrower or any subsidiary, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, provided that any applicable cure period related to such default under the terms of such note, mortgage, credit agreement or other facility, agreement or instrument is applicable.

(e)

The Borrower shall (a) be a party to any Change of Control Transaction (as defined below) or (b) agrees to sell or dispose of all or in excess of 50% of its assets in one or more transactions (other than sales of the Borrower’s equipment and whether or not such sale would constitute a Change of Control Transaction). "Change of Control Transaction" means the occurrence of any of: (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of Borrower, by contract or otherwise) of in excess of 50% of the voting securities of Borrower, (ii) a replacement at one time or over time of more than one-half of the members of Borrower's board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), (iii) the merger of Borrower with or into another entity that is not wholly-owned by Borrower, consolidation or sale of 50% or more of the assets of Borrower in one or a series of related transactions, or (iv) the execution by Borrower of an agreement to which Borrower is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

8.

Remedies. Upon the occurrence of an Event of Default specified in Section 7(a), Holder may, by written notice to Borrower, declare this Note due and payable, whereupon the principal amount of this Note, together with all accrued and unpaid interest thereon and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding. Upon the occurrence of an Event of Default specified in Section 7(b), the unpaid principal balance of, and all other sums payable with regard to, this Note shall automatically and immediately become due and payable, in all cases without any action on the part of Holder. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy, and every right and remedy will, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

9.	Miscellaneous.

(a) Waiver and Amendment. Any provision of this Note may be amended or modified only by a writing signed by both Borrower and Holder. No waiver or consent with respect to this Note will be binding or effective unless it is set forth in writing and signed by the party against whom such waiver is asserted. No delay or failure on the part of either party in exercising any right or remedy under this Note will operate as a waiver of such right or any other right. A waiver given on one occasion will not be construed as a bar to, or as a waiver of, any right or remedy on any future occasion.

(b) Governing Law; Jurisdiction. This Note will be governed by and construed in accordance with the internal laws of the State of New York, without reference to that body of law relating to conflict of laws or choice of law. The Borrower and Holder each hereby submit to the exclusive jurisdiction of any state or federal court of competent jurisdiction in the state, county and city of New York for purposes of all legal proceedings arising out of or relating to this Note. Each of the Borrower and Holder irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(c) Severability; Headings. The invalidity or unenforceability of any term or provision of this Note will not affect the validity or enforceability of any other term or provision hereof. The headings in this Note are for convenience of reference only and will not alter or otherwise affect the meaning of this Note.

(d) Attorneys' Fees. Other than as set forth in the Subscription Agreement, Borrower and Holder shall each be responsible for legal fees incurred in connection with the negotiation, execution, and delivery of this Note.

(e) Assignment. This Note may not be assigned or delegated by Borrower, whether by voluntary assignment or transfer, operation of law, or otherwise, without the prior written consent of Holder.

(f) Notice. Any notice required or permitted under this Note shall be given in writing and will be deemed effectively given upon personal delivery; upon confirmed transmission by electronic mail or facsimile; or three (3) days following deposit with the United States Post Office, by certified or registered mail, postage prepaid, addressed to the party's address set forth above or at such other address as such party may specify by written notice given in accordance with this Section.

(g) Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Borrower and Holder have executed this Note as of the date first stated above:

BORROWER

CATASYS, INC.

By: /s/ Susan Etzel
Name: Susan Etzel
Title: Chief Financial Officer

HOLDER

/s/ Terren S. Peizer

Exhibit B

Form of Exchanged Warrants

Warrant Shares: 2,993,561	Initial Exercise Date: August 15, 2016

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, ACUITAS GROUP HOLDINGS, LLC or its assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after the date hereof (the “Initial Exercise Date”) and on or prior to the close of business on the five year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Catasys, Inc., a Delaware corporation (the “Company”), up to 2,993,561 shares (as subject to adjustment hereunder, the “Warrant Shares”) of Common Stock. The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 1(b).

Section 1.       Exercise.

a)     Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy (or e-mail attachment) of the Notice of Exercise in the form annexed hereto and within three (3) Trading Days of the date said Notice of Exercise is delivered to the Company, the Company shall have received payment of the aggregate Exercise Price of the shares thereby purchased by wire transfer or cashier’s check drawn on a United States bank or, if available, pursuant to the cashless exercise procedure specified in Section 1(c) below. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise within one (1) Business Day of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

b)     Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $1.10, subject to adjustment hereunder (the “Exercise Price”).

c)     Cashless Exercise. If at any time after the Initial Exercise Date, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = the VWAP on the five (5) Trading Days immediately preceding the date on which Holder delivers the Notice of Exercise to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act, the Warrant Shares shall take on the characteristics of the Warrants being exercised, and the holding period of the Warrant Shares being issued may be tacked on to the holding period of this Warrant.  The Company agrees not to take any position contrary to this Section 2(c), provided that no other transaction☒s have taken place between the Company and Holder that might be integrated in such a manner as to disqualify the cashless exercise of the warrant from 3(a)(9).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (c) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the then Holders of a majority in interest of the aggregate Warrants issued concurrent with the Subscription Agreements dated August 15, 2016 then outstanding and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

d)	Mechanics of Exercise.

i.     Delivery of Warrant Shares Upon Exercise. Warrant Shares purchased hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is one (1) Trading Day after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”). The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date that the Notice of Exercise is delivered, provided that payment to the Company of the Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, pursuant to Section 1(d)(iv) having been paid within three (3) Trading Days of delivery of Notice of Exercise.

  ii.    Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.    No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

iv.   Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event that Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Warrant Shares.

v. Compensation for Buy-In on Failure to Timely Deliver Warrant Shares Upon Exercise. In addition to any other rights available to the Holder, if the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares in accordance with the provisions of Section 2(d)(i) above pursuant to an exercise on or before the Warrant Share Delivery Date, and if after such date the Holder is required by its broker to purchase (in an open market transaction or otherwise) or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares which the Holder anticipated receiving upon such exercise (a “Buy-In”), then the Company shall (A) pay in cash to the Holder the amount, if any, by which (x) the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Warrant Shares that the Company was required to deliver to the Holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the Holder, either reinstate the portion of the Warrant and equivalent number of Warrant Shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted exercise of shares of Common Stock with an aggregate sale price giving rise to such purchase obligation of $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver shares of Common Stock upon exercise of the Warrant as required pursuant to the terms hereof.

v.  Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

Section 2.       Certain Adjustments.

a)     Stock Dividends and Stock Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Company, then the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Company) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 2(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b)     Subsequent Equity Sales. If and whenever during the period starting on the Initial Exercise and continuing until the earliest of (i) the Termination Date, (ii) such time as the Warrant is exercised or (iii) contemporaneously with the listing of the Common Stock on a registered national securities exchange  (the “Applicable Period”), the Company issues, sells or delivers, or is deemed to have issued, sold or delivered, any Common Stock in a transaction, other than an Exempt Issuance, for consideration per share less than a price equal to the Exercise Price in effect immediately prior to such issuance, sale or delivery or deemed issuance (such Exercise Price then in effect is referred to as the “Applicable Price”) (the foregoing a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Exercise Price then in effect shall be reduced to the lowest consideration per share for shares issued or sold in such transaction, but in no event shall the adjusted Exercise Price shall be reduced to a price lower than the par value of the Company’s shares of Common Stock.  An Exempt Issuance shall mean the issuance of (i) shares of Common Stock, options or any other equity securities to employees, officers, directors or consultants of the Company pursuant to any stock or option plan, (ii) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding as of the issuance date of this Warrant, (iii) securities issued pursuant to acquisitions or strategic transactions, (iv) securities issued by the Company pursuant to any of the Company’s agreements and/or obligations existing as of the issuance date of this Warrant, (v) securities issued by the Company to vendors and other service providers, and (v) up to one percent (1%) of the number of shares of Common Stock outstanding on August 15, 2016 for any other purpose not set forth in subsection (i) through (v) hereof. Notwithstanding any other provision included in this Warrant, the Holder agrees to cooperate with the Company and to amend this Warrant, without any further consideration, to the extent necessary to assist the Company in its listing of the Common Stock on a national securities exchange provided that no increase in the Exercise Price or reduction in the number of Warrant Shares receivable shall be required.

c)     Calculations. All calculations under this Section 2 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 2, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

d)     Notice to Holder. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 2, the Company shall promptly deliver to each Holder a notice setting forth the Exercise Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. To the extent that any notice provided in this Warrant constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K.

e) Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. The Company shall cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant and the other Transaction Documents in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant) prior to such Fundamental Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein.

Section 3.       Transfer of Warrant.

a)     Transferability. Subject to compliance with any applicable securities laws, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company unless the Holder has assigned this Warrant in full, in which case, the Holder shall surrender this Warrant to the Company within three (3) Trading Days of the date the Holder delivers an assignment form to the Company assigning this Warrant full. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

b)    New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Initial Exercise Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c)     Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d)    Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144.

e)     Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 4.       Miscellaneous.

a)     No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 1(d)(i).

b)    Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

c)     Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d)     Authorized Shares.

The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of issuing the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)     Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the laws of the State of New York.

f)     Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

g)    Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

h)    Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

i)      Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

j)      Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

k)     Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

(Signature Page Follows)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

CATASYS, INC.

By:	/s/ Susan Etzel
Name:	Susan Etzel
Title:	Chief Financial Officer